CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form 1/A of our report dated May 25, 2017 with respect to the audited balance sheets of Red Fish Properties, Inc. as of February 28, 2017 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from February 28, 2017 (Inception) through February 28, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 25, 2017